UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8—K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Act of 1934

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Date of report (date of earliest event reported):  May 10, 2008

SIGNALIFE, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-111683	87-0441351
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

531 Main Street Suite 301 Greenville, South Carolina 29601 (864) 233-2300
(Address of principal executive offices) (Zip Code) (Registrant's telephone number, including area code)
N/A
(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Signalife, Inc. (“we”, “our company” or “Signalife”) files this report on Form 8-K to report the following transactions or events:

Section 3 — Securities and Trading Markets

Item 3.01.

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On January 7, 2008, Signalife received a deficiency letter from the American Stock Exchange (“AMEX”) pursuant to which it advised that the company would need to comply with AMEX’s $6 million stockholders’ equity threshold required for continued listing under AMEX Rule 1003(a)(iii).  This notification was triggered by the decline of Signalife’s market capitalization to less than $50 million, which previously exempted Signalife from meeting the minimum stockholders’ equity requirement.  In response to the letter, Signalife submitted to AMEX for its review and acceptance a plan to bring the company into compliance with the aforesaid stockholders’ equity requirement.  On March 20, 2008, AMEX notified Signalife that it accepted the company’s plan of compliance and granted the company an extension until May 7, 2009 to regain compliance with the aforesaid stockholders’ equity requirement.  On May 14, 2008, Signalife received a second deficiency letter from the American Stock Exchange (“AMEX”) pursuant to which it advised that Signalife would also need to comply with AMEX’s $4 million stockholders’ equity threshold required for continued listing under AMEX Rule 1003(a)(ii).  In that letter, AMEX advised Signalife that should it desire to do so, the company could supplement its pending plan of compliance to address this new deficiency.  Signalife believes that its pending plan of compliance will have equal applicability to the new deficiency cited, and has notified AMEX that it will be supplementing its pending plan of compliance to address this new issue.  No guarantee can be given that AMEX will accept the plan as supplemented or that Signalife will be able to so increase its stockholders’ equity to the $4 million threshold within the period stipulated by AMEX, either of which would lead to a delisting of Signalife’s common shares from the AMEX market.

Section 5 — Corporate Governance and Management

Item 5.02.

Departure of Directors or Certain Principal Officers; Election of Directors; Appointment of Certain Principal Officers; Compensatory Arrangements of Certain Principal Officers

On May 10, 2008, Signalife appointed Mr. Lee B. Ehrlichman to the company’s board of directors.  The company has also engaged Mr. Ehrlichman as its Director of Operations, a consulting position, payable initial on a per diem basis.  In that capacity, Mr. Ehrlichman will oversee all company operations, including monitoring all production activities and ensuring timely deliveries of product, and overseeing regulatory and research & development activities.  As Operations Director, Mr. Ehrlichman is expected to operate out of the company’s Los Angeles offices and laboratory facilities on a full-time basis.  Mr. Ehrlichman will also take a lead role in company sales, both in the remote cardiac monitoring market as well as traditional ECG markets.  Mr. Ehrlichman commenced consulting for the company on May 5, 2008, and it is anticipated that Mr. Ehrlichman will transition to a senior executive level position after a trial period.

Section 9 — Financial Statements and Exhibits

(d)

Exhibits:

99.1

News Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated at Greenville, South Carolina, this 14th day of May, 2008.

SIGNALIFE, INC., a Delaware corporation
By:	/s/ Rowland Perkins
Rowland Perkins Interim Administrative Chief Executive Officer